Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Rich Uncles Real Estate Investment Trust, Inc.

We consent to the inclusion in the foregoing Registration Statement of Rich Uncles Real Estate Investment Trust, Inc. on Form S-11/A No. 2 Registration No. 333-205684, of our report dated July 15, 2015, relating to our audit of the balance sheet as of June 30, 2015, and statement of operations, stockholders' deficit and cash flows for the period from May 13, 2015 (Inception) through June 30, 2015. Our report dated July 15, 2015, related to these financial statements, included an emphasis paragraph regarding an uncertainty as to the Company's ability to continue as a going concern.

/s/ Anton & Chia, LLP

Newport Beach, California

November 23, 2015